Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION OF

MELAR ACQUISITION CORP. I

RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	replacing the definition of “Completion Window” with the following new definition:

“Completion Window” means the period of time: (a) commencing on, and including the closing date of the IPO; and (b) ending on the date that is thirty (30) months after such closing date of the IPO (being until 20 December 2026), subject to the Extensions, such earlier date as the Directors may approve in accordance with the Articles or such later date as the Members may approve in accordance with the Articles.

and

(b)	inserting a new definition of “Extensions” as follows:

“Extensions” means six additional extension periods, each with a duration of one (1) calendar month (each such extension, an “Extension”) with each such Extension subject to the approval of the Directors of the Company up to the Termination Date.

(c)	inserting a new definition of “Termination Date” as follows:

“Termination Date” means 20 December 2026 or such earlier date as may be determined by the Directors.